Exhibit 2.1

PARTNERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT

between

MPLX OPERATIONS LLC,

MPLX LOGISTICS HOLDINGS LLC,

MPLX LP

and

MPL INVESTMENT LLC

Dated December 1, 2014

PARTNERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT

THIS PARTNERSHIP INTERESTS PURCHASE AND CONTRIBUTION AGREEMENT (the “Agreement”) is entered into and effective on December 1, 2014 (the “Effective Date”), by and between MPLX Operations LLC, a Delaware limited liability company, (“Operations”), MPLX Logistics Holdings LLC, a Delaware limited liability company (“Logistics”), MPLX LP, a Delaware limited partnership (“MPLX”), and MPL Investment LLC, a Delaware limited liability company (“MPLI”), each a “Party.”

WITNESS:

WHEREAS, MPLI is the owner of record of limited partnership interests in MPLX Pipe Line Holdings LP, a Delaware limited partnership (“Holdings”), representing twenty-two and seven-eighths percent (22.875%) of the total partnership interests issued and outstanding of Holdings (the “MPLI Interests”);

WHEREAS, Logistics is the owner and unitholder of record of limited partnership interests in Holdings, representing seven and five-eighths percent (7.625%) of the total partnership interests issued and outstanding of Holdings (the “Logistics Interests”);

WHEREAS, MPLI is willing and desires to sell to Operations and Operations is willing and able to purchase from MPLI, the MPLI Interests on the terms and conditions set out below;

WHEREAS, Logistics is willing and desires to contribute to MPLX and MPLX is willing to accept from Logistics, the Logistics Interests on the terms and conditions set out below;

WHEREAS, the Parties are willing to make the representations, warranties and covenants and to provide the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Capitalized terms used in this Agreement have the meanings and are subject to the rules of construction set forth in Appendix A.

ARTICLE 2

PURCHASE AND SALE

2.1 Sale and Purchase of the MPLI Interests. Subject to the terms and conditions provided for in this Agreement, MPLI agrees to sell, assign, transfer, convey and deliver the MPLI Interests to Operations, and Operations agrees to purchase, acquire, pay for, and accept the MPLI Interests from MPLI. Each Party agrees that, upon the Closing, the MPLI Interests will convert from limited partnership interests to general partnership interests under the terms of the Holdings Partnership Agreement and that the Percentage Interests (as defined in the Holdings Partnership Agreement) will be adjusted to reflect this change.

2.2 Purchase Price. In consideration of the MPLI Interests, Operations shall pay to MPLI $600,000,000 (the “Purchase Price”). The Purchase Price shall be payable by Operations to MPLI in cash at Closing. All payments of cash under this Agreement will be made by wire transfer of immediately available funds to such account as designated by MPLI.

ARTICLE 3

CONTRIBUTION

3.1 Contribution of the Logistics Interests to MPLX. Subject to the terms and conditions provided for in this Agreement, Logistics agrees to contribute, grant, bargain, convey, assign, transfer, set over and deliver to MPLX, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Logistics Interests.

3.2 Issuance of Common Units to Logistics. In consideration of the contribution by Logistics described in Section 3.1 and subject to the terms and conditions provided for in this Agreement, MPLX agrees to issue to Logistics, the number of Common Units equal to $200,000,000 divided by a price per Common Unit equal to the simple average of the closing price for the Common Units on the New York Stock Exchange for the last 10 trading days prior to the Closing Date (which resulting number, if other than a whole number, shall be rounded to the next lowest whole number).

ARTICLE 4

INDEMNIFICATION

4.1 Indemnification by MPLI and Logistics.

(a) Subject to Section 4.3, from and after the Closing Date, MPLI will indemnify, defend and hold harmless Operations, Operations’ Affiliates and their respective directors, members, officers, employees, and representatives (the “Operations Indemnitees”), from and against any losses, liabilities, liens, encumbrances, costs, damages, deficiencies, diminution in value, judgments, demands, suits, assessments, charges, fines, penalties, or expenses (including reasonable attorneys’ fees and other costs of litigation) (“Loss”) actually suffered or incurred by any of them resulting from, related to, or arising out of the breach by MPLI (or any Affiliate, member, officer, manager, employee of MPLI) of any representation, warranty or covenant of MPLI contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, or in respect of any claim for Taxes allocated to the MPLI Interests relating to any period prior to the Closing Date.

(b) Subject to Section 4.3, from and after the Closing Date, Logistics will indemnify, defend and hold harmless the Operations Indemnitees, from and against any Loss actually suffered or incurred by any of them resulting from, related to, or arising out of the breach by Logistics (or any Affiliate, member, officer, manager, employee of Logistics) of any representation, warranty or covenant of Logistics contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, or in respect of any claim for Taxes allocated to the Logistics Interests relating to any period prior to the Closing Date

4.2 Indemnification by Operations and MPLX.

(a) Subject to Section 4.3, from and after the Closing Date, Operations will indemnify, defend and hold harmless MPLI, MPLI’s Affiliates and their respective directors, members, officers, employees, representatives (the “MPLI Indemnitees”), from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of the breach by Operations (or any Affiliate, member, officer, manager, employee of Operations) of any representation, warranty or covenant contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, or in respect of any claim for Taxes allocated to the MPLI Interests relating to any period on or and after the Closing Date.

(b) Subject to Section 4.3, from and after the Closing Date, MPLX will indemnify, defend and hold harmless the MPLI Indemnitees, from and against any Losses actually suffered or incurred by any of them resulting from, related to, or arising out of the breach by MPLX (or any Affiliate, member, officer, manager, employee of MPLX) of any representation, warranty or covenant contained in this Agreement, in any Exhibit or Appendix to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement, or in respect of any claim for Taxes allocated to the Logistics Interests relating to any period on or after the Closing Date.

4.3 Limitations on Indemnities.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties hereto contained in this Agreement and the covenants and agreements of the Parties hereto contained herein required to be fully performed on or before the Closing shall survive the Closing and shall remain in full force and effect for a period of two years from the Closing Date, except for the representations and warranties contained in Sections 5.2, 5.3, 6.1, 6.2, 7.2, 7.3, 8.2 and 8.3, which shall survive until the expiration of the applicable statute of limitations. Each covenant and agreement of the Parties in this Agreement which by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.

(b) To the extent the Operations Indemnitees are entitled to indemnification for Losses pursuant to Section 4.1, MPLI’s and Logistics’ aggregate liability to the Operation Indemnitees shall not exceed $120,000,000; provided, however, that such limitation shall not apply to breaches of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.9, 7.1, 7.2 and 7.3.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, EXCEPT, IN EACH CASE, TO THE EXTENT

SUCH DAMAGES ARE PAID TO AN UNAFFILIATED THIRD PARTY. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 4, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

4.4 Indemnification Procedures. A MPLI Indemnitee or Operations Indemnitee, as the case may be (for purposes of this Section 4.4, an “Indemnified Party”), shall give the indemnifying party under Section 4.1 or Section 4.2, as applicable (for purposes of this Section 4.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement that does not involve a third party, stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 4 except to the extent the Indemnifying Party is prejudiced by such failure. With respect to a claim for indemnification involving a claim by a third party, the procedures with respect to indemnification shall be governed by the terms of Exhibit 1.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MPLI

MPLI represents and warrants as of the Effective Date and as of the Closing Date as follows:

5.1 MPLI Interests. MPLI owns the MPLI Interests free and clear of all liens, pledges, security interests, restrictions (other than restrictions, if any, imposed by the Holdings Partnership Agreement or the federal securities law), encumbrances and claims. The MPLI Interests are validly issued, fully paid, and nonassessable. MPLI is not in breach or default under the terms of the Holdings Partnership Agreement.

5.2 Organization of MPLI. MPLI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified.

5.3 Authority and Action. MPLI has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. MPLI has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is, and each agreement and instrument to be executed and delivered by MPLI pursuant hereto will be, when so executed and delivered, a valid and binding obligation of MPLI enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

5.4 Contracts. The execution and performance of this Agreement will not violate the terms of or operate as a default under any material contract or material agreement to which MPLI is a party.

5.5 No Violation. The execution and delivery of this Agreement (or any related instrument or agreement) by MPLI does not, and the consummation of the transaction contemplated hereby and the performance by MPLI of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the organizational documents of MPLI; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon the MPLI Interests pursuant to any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which MPLI is a party, or by which MPLI is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.

5.6 Compliance. MPLI’s ownership of the MPLI Interests and ownership of its interest in Holdings is and has been in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders; and MPLI has not received notice from any Governmental Authority asserting any act of non-compliance.

5.7 Information.

(a) To the best of MPLI’s knowledge, this Agreement (and all related documents) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein not misleading and MPLI has not intentionally withheld disclosure from the Conflicts Committee of any fact that would have a material adverse effect upon Operations or the MPLI Interests.

(b) The projections and budgets provided to the Conflicts Committee (including those provided to the Financial Advisor) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with MPLI’s management’s current expectations. The other financial and operational information provided to the Financial Advisor as part of its review of the proposed transaction for the Conflicts Committee is derived from and is consistent with MPLI’s books and records.

5.8 Litigation. There is no suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to MPLI’s knowledge, threatened against MPLI or Holdings affecting the ownership of the MPLI Interests or that would prevent the consummation of the transactions contemplated by this Agreement.

5.9 Brokers. Neither MPLI nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which Holdings or Operations or any of their respective Affiliates will be liable.

5.10 Organization of Holdings. Holdings is a Delaware limited partnership formed on April 2, 2012. To the knowledge of MPLI, Holdings is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified.

5.11 Compliance. To the knowledge of MPLI, the ownership and operation of Holdings has been in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders; and, Holdings has not received notice from any Governmental Authority asserting any act of non-compliance.

5.12 Disclaimer of Warranties. Except as expressly set forth in this Article 5, MPLI makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of MPLI, or its Affiliates. EXCEPT AS SPECIFICALLY REPRESENTED AND WARRANTED IN THIS ARTICLE 5, THE SALE OF THE MPLI INTERESTS TO OPERATIONS IS ON AN “AS IS” BASIS, AND MPLI DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF OPERATIONS

Operations represents and warrants as of the Effective Date and as of the Closing Date as follows:

6.1 Organization of Operations. Operations is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified. Operations has the limited liability company power to conduct its business as presently conducted, to own and hold the properties used in connection therewith.

6.2 Authority and Action. Operations has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. Operations has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered, will constitute a valid and binding obligation of Operations, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

6.3 No Violation. The execution and delivery of this Agreement (or any related instrument) by Operations does not, and the consummation of the transaction contemplated hereby and the performance by Operations of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the limited liability company agreement of Operations; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon the MPLI Interests pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which Operations is a party, or by which Operations is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.

6.4 Organization of Holdings. Holdings is a Delaware limited partnership formed on April 2, 2012. Holdings is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in each jurisdiction where the nature of its business or the ownership of its properties require it to be qualified. Operations is not in breach or default under the terms of the Holdings Partnership agreement.

6.5 Compliance. The ownership and operation of Holdings is and has been in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders; and, neither Holdings nor Operations has received notice from any Governmental Authority asserting any act of non-compliance.

6.6 MPLI Interests.

(a) Operations understands that the MPLI Interests to be sold pursuant to this Agreement have not been registered under the 1933 Act, or under any applicable state securities laws, and MPLI has no obligation to register the MPLI Interests under the 1933 Act or to register or qualify the offer or sale of the MPLI Interests with any state on the basis that the offering is exempt from registration under the 1933 Act and the rules and regulations promulgated thereunder. Operations further acknowledges that the MPLI Interests cannot be sold, assigned, or otherwise transferred unless subsequently registered under the 1933 Act and under applicable state securities laws or if an exemption from registration or qualification is then available. As such, Operations further agrees that it will not sell, assign, or transfer any MPLI Interests unless such MPLI Interests are registered under the 1933 Act and qualified under applicable state securities laws or if an exemption from such registration or qualification is then available in the reasonable opinion of counsel to Operations. Operations understands that there is not, nor is there likely to be, a public market for the MPLI Interests and represents that it can afford to hold such MPLI Interests for an indefinite period of time.

(b) Operations is acquiring the MPLI Interests as contemplated herein for its own account and for its purposes only, with no intention of assigning any participation or interest therein, and not with a view to, or in connection with, making a distribution thereof in violation of federal or state securities laws.

6.7 Litigation. There is no suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to Operations’ knowledge, threatened against Operations that would prevent the consummation of the transactions contemplated by this Agreement or the ownership of the MPLI Interests by Operations following the Closing.

6.8 Brokers. Except for the Financial Advisor, the fees and expenses of which will be paid by Operations, neither Operations nor any of its Affiliates has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement for which Holdings or MPLI or any of their respective Affiliates will be liable.

6.9 Disclaimer of Warranties. Except as expressly set forth in this Article 6, Operations makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of Operations, or its Affiliates.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF LOGISTICS

Logistics represents and warrants as of the Effective Date and as of the Closing Date as follows:

7.1 Logistics Interests. Logistics owns the Logistics Interests free and clear of all liens, pledges, security interests, restrictions (other than restrictions, if any, imposed by the Holdings Partnership Agreement or the federal securities law), encumbrances and claims. The Logistics Interests are validly issued, fully paid, and nonassessable. Logistics is not in breach or default under the terms of the Holdings Partnership Agreement.

7.2 Organization. Logistics is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified. Logistics has the limited liability company power to conduct its business as presently conducted, to own and hold the properties used in connection therewith.

7.3 Authority and Action. Logistics has the limited liability company power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. Logistics has taken or will take all necessary and appropriate limited liability company actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered, will constitute a valid and binding obligation of Logistics, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

7.4 No Violation. The execution and delivery of this Agreement (or any related instrument) by Logistics does not, and the consummation of the transaction contemplated hereby and the performance by Logistics of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the limited liability company agreement of Operations; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon the Logistics Interests pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which Logistics is a party, or by which Logistics is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.

7.5 Common Units.

(a) Logistics understands that the Common Units to be issued to it pursuant to this Agreement have not been registered under the 1933 Act, or under any applicable state securities laws, and neither MPLX nor any of its Affiliates has any obligation to register the Common Units under the 1933 Act or to register or qualify the offer or sale of the Common Units with any state on the basis that the offering is exempt from registration under the 1933 Act and the rules and regulations promulgated thereunder. Logistics further acknowledges that the Common Units cannot be sold, assigned, or otherwise transferred unless subsequently registered under the 1933 Act and under applicable state securities laws or if an exemption from registration or qualification is then available. As such, Logistics further agrees that it will not sell, assign, or transfer any Common Units unless such Common Units are registered under the 1933 Act and qualified under applicable state securities laws or if an exemption from such registration or qualification is then available in the reasonable opinion of counsel to Logistics. Logistics understands that there is not, nor is there likely to be, a public market for the Common Units and represents that it can afford to hold such Common Units for an indefinite period of time.

(c) Logistics is acquiring the Common Units as contemplated herein for its own account and for its purposes only, with no intention of assigning any participation or interest therein, and not with a view to, or in connection with, making a distribution thereof in violation of federal or state securities laws.

7.6 Disclaimer of Warranties. Except as expressly set forth in this Article 7, Logistics makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of Logistics, or its Affiliates.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF MPLX

MPLX represents and warrants as of the Effective Date and as of the Closing Date as follows:

8.1 Common Units. That the issuance of the Common Units pursuant to this Agreement has been duly authorized and approved by all necessary limited partnership actions, and the Common Units, when issued, will be validly issued, fully paid and non-assessable.

8.2. Organization. MPLX is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the nature of its business or the ownership of its properties requires it to be qualified. MPLX has the limited partnership power to conduct its business as presently conducted, to own and hold the properties used in connection therewith.

8.3 Authority and Action. MPLX has the limited partnership power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. MPLX has taken or will take all necessary and appropriate limited partnership actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered, will constitute a valid and binding obligation of MPLX, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

8.4 No Violation. The execution and delivery of this Agreement (or any related instrument) by MPLX does not, and the consummation of the transaction contemplated hereby and the performance by MPLX of the obligations that it is obligated to perform hereunder do not and at the Closing will not: (a) violate any provision of the MPLX Partnership Agreement; (b) violate, or result in the violation of or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon the MPLI Interests, if any, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which Operations is a party, or by which Operations is bound, and that could have a material adverse effect upon this transaction or the Parties; or (c) contravene or violate any municipal, state or federal ordinance, law, rule, regulation, judgment, order, writ, injunction, or decree in any material respect.

8.5 Logistics Interests.

(a) MPLX understands that the Logistics Interests to be contributed pursuant to this Agreement have not been registered under the 1933 Act, or under any applicable state securities laws, and Holdings has no obligation to register the Logistics Interests under the 1933 Act or to register or qualify the offer or sale of the Logistics Interests with any state on the basis that the offering is exempt from registration under the 1933 Act and the rules and regulations promulgated thereunder. MPLX further acknowledges that the Logistics Interests cannot be sold, assigned, or otherwise transferred unless subsequently registered under the 1933 Act and under applicable state securities laws or if an exemption from registration or qualification is then available. As such, MPLX further agrees that it will not sell, assign, or transfer any Logistics Interests unless such Logistics Interests are registered under the 1933 Act and qualified under applicable state securities laws or if an exemption from such registration or qualification is then available in the reasonable opinion of counsel to MPLX. MPLX understands that there is not, nor is there likely to be, a public market for the Logistics Interests and represents that it can afford to hold such Logistics Interests for an indefinite period of time.

(b) MPLX is acquiring the Logistics Interests as contemplated herein for its own account and for its purposes only, with no intention of assigning any participation or interest therein, and not with a view to, or in connection with, making a distribution thereof in violation of federal or state securities laws.

8.6 Disclaimer of Warranties. Except as expressly set forth in this Article 8, MPLX makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing), including, without limitation, any opinion, information or advice that may have been provided by any officer, shareholder, director, employee, agent or consultant of MPLX, or its Affiliates.

ARTICLE 9

PRE-CLOSING COVENANTS

9.1 Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use all Commercially Reasonable Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation, obtaining any and all necessary local, state, and federal government approvals with respect to the proposed transaction and the satisfaction of the other conditions precedent set forth in Article 11; provided, however, no Party shall be required to take or cause to be taken any action, or to do or cause to be done any thing, this Agreement contemplates to be taken or done, or caused to be taken or done, by another Party. Each Party agrees that the execution of this Agreement constitutes the consent to the transfer of the MPLI Interests and the Logistics Interests as required by Section 9.01(a) of the Holdings Partnership Agreement.

9.2 Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use all Commercially Reasonable Efforts to obtain any required authorizations, consents, and approvals of Governmental Authorities. Each of the Parties will give prompt notice to the other of any event or circumstance which could give rise to a breach of any representation, warranty or covenant contained in this Agreement, or of any condition which could reasonably be expected to delay or prevent the Closing hereunder.

9.3 Refrain From Certain Actions. From the Effective Date until the Closing, no Party will permit Holdings to take any of the following actions, except with the prior written consent of the other Party or as otherwise contemplated by this Agreement:

(a) Amend the Holdings Partnership Agreement or other organizational documents;

(b) Authorize, issue, subdivide or reclassify any partnership interests, including without limitation the Interests, of Holdings; amend, change or alter the rights, preferences or privileges thereof; or issue any options, warrants or rights to acquire any partnership interests of Holdings or any interest therein;

(c) Distribute cash or other assets to its equity holders;

(d) Enter into any consolidation, merger, reorganization or the like;

(e) Borrow money, mortgage, re-mortgage, pledge, hypothecate or otherwise encumber any material assets;

(f) Sell, lease, lend, exchange or otherwise dispose of any material assets, except inventory in the ordinary course of business;

(g) Enter into an agreement to accomplish any of the items set forth in Sections 9.3(a) through (f).

ARTICLE 10

POST-CLOSING COVENANTS

10.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

10.2 Transfer and Post-Closing Taxes. Operations and MPLI shall equally share and pay any transfer Taxes arising after the Closing out of or in connection with the sale of the MPLI Interests. Operations shall file all necessary documentation and tax returns with respect to such transfer Taxes. MPLX shall pay any transfer Taxes arising after the Closing out of or in connection with the issuance sale of the Common Units. MPLX shall file all necessary documentation and tax returns with respect to such transfer Taxes.

ARTICLE 11

CONDITIONS PRECEDENT

Each and every obligation under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent.

11.1 Representations and Warranties; No Default. The representations and warranties of the Parties set forth in Articles 5-8 of this Agreement shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Closing with the same force and effect and as though made as of the Closing.

11.2 Covenants. Each of the Parties shall have performed in all material respects all its covenants and fulfilled in all material respects all the terms of this Agreement that are required to be performed or fulfilled prior to or as of the Closing.

11.3 Proceedings. No investigations, inquiry, proceeding or claim has been initiated or received by or asserted or threatened against a Party by any private party or by any government or governmental agency, relating to the validity, invalidity or legality of this Agreement and its consummation under any state or federal statute, or rules, regulations, order or guidelines promulgated pursuant thereto.

11.4 Government Approval. All necessary filings and notifications under the HSR Act, if any, shall have been made and the waiting period referred to in the HSR Act applicable to the transaction shall have expired or been terminated; and any other government approvals obtained. The Parties shall cooperate to obtain any and all necessary local, state, and federal government approvals with respect to the proposed transaction.

11.5 Waiver. Any Party may waive any condition specified in this Article 11 if it executes a writing so stating at or before the Closing; provided that any such waiver by Operations or MPLX shall have been approved by the Conflicts Committee.

ARTICLE 12

TERMINATION

12.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) By mutual written consent of all the Parties.

(b) By any Party if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any law that is in effect and has the effect of making the consummation of the transactions this Agreement contemplates illegal or of prohibiting or otherwise preventing the consummation of the transactions this Agreement contemplates or (ii) issued or entered any order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the consummation of the transactions this Agreement contemplates illegal or of prohibiting or otherwise preventing the consummation of the transactions this Agreement contemplates; provided, however, the right to terminate this Agreement under Section 12.1(b)(ii) shall not be available to a Party if such order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

(c) By any Party if there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect on Holdings or any of its subsidiaries.

(d) By any Party if the Closing shall not have occurred by February 1, 2015 (the “Outside Date”); provided that such right to terminate this Agreement under this Section 12.1(d) shall not be available to a Party if such Party has materially breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(e) By MPLX if at any time the representations and warranties of MPLI or Logistics contained in this Agreement shall fail to be true and correct or MPLI or Logistics shall at any time have failed to perform and comply with all agreements and covenants contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 11.1 or Section 11.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of the failing Party’s receipt of written notice thereof, or, if earlier, the Outside Date.

(f) By MPLI if at any time the representations and warranties of MPLX or Operations contained in this Agreement shall fail to be true and correct or MPLX or Operations shall at any time have failed to perform and comply with all agreements and covenants contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 11.1 or Section 11.2 would not be fulfilled and (ii) if capable of cure, shall not have been cured within 10 days of the failing Party’s receipt of written notice thereof, or, if earlier, the Outside Date.

12.2 Notice of Termination. A Party may exercise its right to terminate this Agreement by giving written notice of termination from time to time to the other Parties specifying the basis for termination. MPLX or Operations may not exercise any right to terminate this Agreement without the prior approval of the Conflicts Committee.

12.3 Effect of Termination. If this Agreement is terminated pursuant to the provisions of this Article 12, this Agreement shall become void and have no effect, and there shall be no further liability on the part of any Party to any person in respect of this Agreement; provided, however, the covenants and agreements contained in Article 15 and in this Section 12.3 shall survive the termination of this Agreement; and provided further, except as otherwise provided in this Agreement, no such termination shall relieve any Party of any liability resulting from any breach of this Agreement prior to the time of such termination.

ARTICLE 13

FURTHER ASSURANCES

13.1 Each of the Parties, from time to time, upon the reasonable request of another, shall (and in the case of Operations, Operations shall cause Holdings to) execute, acknowledge or deliver or cause to be executed, acknowledged or delivered in proper form, such instruments, documents, certifications and further assurances and take such further action as may be necessary or appropriate to carry out the purposes of this Agreement and the transactions contemplated hereunder.

ARTICLE 14

CLOSING

The Closing of this Agreement shall be conducted as follows, with the performance of the Parties to be mutually dependent, and all transfers deemed to have taken place simultaneously.

14.1 Subject to satisfaction or waiver of the conditions set forth in Article 11, the Closing of the transactions contemplated by this Agreement shall occur on December 1, 2014 or, if all of the conditions set forth in Article 11 are not satisfied or waived by such date, such other date as the Parties may agree (the “Closing Date”). The transactions contemplated by this Agreement shall be effective as of 12:01 AM Eastern time on the Closing Date.

14.2 At the Closing, MPLI shall deliver to Operations:

(a) An Assignment and Assumption Agreement substantially in the form of Exhibit 2 duly executed by MPLI;

(b) Appropriate resolutions and other similar documents of MPLI, to fully implement this Agreement;

(c) a properly executed certificate of MPLI certifying that MPLI is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; and

(d) Each other document or instrument specified in or as may be reasonably required by this Agreement.

14.3 At Closing, Operations shall deliver to MPLI:

(a) The Purchase Price;

(b) An Assignment and Assumption Agreement substantially in the form of Exhibit 2, duly executed by Operations;

(c) Appropriate resolutions and other similar documents of Operations, to fully implement this Agreement; and

(d) Each other document or instrument specified in or as may be reasonably required by this Agreement.

14.4 At Closing, Logistics shall deliver to MPLX:

(a) A Contribution and Assumption Agreement substantially in the form of Exhibit 3, duly executed by Logistics;

(b) Appropriate resolutions and other similar documents of Logistics, to fully implement this Agreement;

(c) A properly executed certificate of Logistics certifying that Logistics is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; and

(d) Each other document or instrument specified in or as may be reasonably required by this Agreement.

14.5 At Closing, MPLX shall deliver to Logistics:

(a) A Contribution and Assumption Agreement substantially in the form of Exhibit 3, duly executed by MPLX;

(b) Appropriate resolutions and other similar documents of MPLX, to fully implement this Agreement; and

(c) Each other document or instrument specified in or as may be reasonably required by this Agreement.

14.6 No later than the fifth business day following the Closing, MPLX shall issue to Logistics the number of Common Units as determined in accordance with Section 3.2 and deliver to Logistics evidence (reasonably satisfactory to Logistics) of such number of Common Units.

ARTICLE 15

MISCELLANEOUS

15.1 Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties and their permitted successors and assigns. A Party’s rights under this Agreement may not be assigned without the prior written consent of all other Parties, which consent may be withheld for any reason. Any purported assignment in violation of the foregoing shall be void ab initio.

15.2 Entire Understanding, Headings and Amendment. This entire Agreement and the attached Annexes and Exhibits and all documents to be executed and delivered pursuant hereto constitute the entire understanding between the Parties, and supersede all previous agreements of any sort. Article headings are included only for purposes of convenience and shall not be construed as a part of this Agreement or in any way affecting the meaning of the provisions of this Agreement or its interpretation. This Agreement may not be amended or modified orally and no amendment or modification shall be valid unless in writing and signed by the Parties; provided, any such amendment or modification must be approved by the Conflicts Committee.

15.3 Rights of Third Parties. This Agreement shall not be construed to create any lien or encumbrance on the MPLI Interests, the Logistics Interests or any Common Units or to create any express or implied rights in any persons other than the Parties, except as provided for in Article 3.

15.4 Notices. All notices shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, overnight courier or by means of electronic transmission. Any notice sent shall be addressed as follows:

(a)	If to MPLI:

MPL Investment LLC

539 South Main Street

Findlay, Ohio 45840

Attn: President

With copy (which shall not constitute notice) to:

Marathon Petroleum Company LP

539 South Main Street

Findlay, Ohio 45840

Attn: General Counsel

(b)	If to Operations:

MPLX Operations LLC

200 East Hardin Street

Findlay, Ohio 45840

Attn: President

With copy (which shall not constitute notice) to:

MPLX GP LLC

200 East Hardin Street

Findlay, Ohio 45840

Attn: General Counsel

(c)	If to MPLX:

MPLX LP

c/o MPLX GP LLC

200 East Hardin Street

Findlay, Ohio 45840

Attn: President

With copy (which shall not constitute notice) to:

MPLX GP LLC

200 East Hardin Street

Findlay, Ohio 45840

Attn: General Counsel

(d)	If to Logistics:

MPLX Logistics Holdings LLC

539 South Main Street

Findlay, Ohio 45840

Attn: President

With copy (which shall not constitute notice) to:

Marathon Petroleum Company LP

539 South Main Street

Findlay, Ohio 45840

Attn: General Counsel

Any notice required hereunder shall be effective when sent if given in the manner set forth above.

15.5 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Party, any Party to such dispute or claim may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Party. In connection with any mediation pursuant to this Section 15.5(b), the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this Section 15.5(b) shall be shared equally and paid by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this Section 15.5(b). In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 15.5(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) waives any objection to laying venue in any such action or proceeding in such courts, (ii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iii) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 15.4. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any person other than the Parties

15.6 Time of the Essence. Time is of the essence in the performance of this Agreement in all respects. If the date specified herein for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a business day.

15.7 Waiver and Severability.

(a) No waiver, either express or implied, by any Party hereto of any term or condition of this Agreement or right to enforcement thereof shall be effective, unless such waiver is in writing and signed by both Parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way adversely affect the rights of the Party granting such waiver in any other respect or at any other time. The failure of any Party to exercise any rights or privileges under this Agreement shall not be construed as a waiver of any such rights or privileges under this Agreement. The rights and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any Party may hereunder or otherwise have at law or in equity.

(b) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

15.8 Costs and Expenses. Except as otherwise specifically provided in this Agreement, each Party will bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

15.9 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the Effective Date.

MPL Investment LLC

By:	/s/ Donald C. Templin
D. C. Templin, President

MPLX Operations LLC

By:	/s/ Pamela K. M. Beall
P. K. M. Beall, President

MPLX Logistics Holdings LLC

By:	/s/ Donald C. Templin
D. C. Templin, President

MPLX LP

By:	MPLX GP LLC, its General Partner

By:	/s/ Pamela K. M. Beall
P. K. M. Beall, President

APPENDIX A

DEFINITION OF TERMS

Introductory Note—Construction. Whenever the context requires, the gender of all words used in the Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Except as the Agreement otherwise specifies, all references herein to any law, are references to that law (and any rules and regulations promulgated thereunder), as the same may have been amended. The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires. The words “shall” and “will” are used interchangeably and have the same meaning. The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in the Agreement refer to the relevant agreement as a whole and not any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever the Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends. Unless specifically provided for in this Agreement, the term “or” shall not be deemed to be exclusive. References to a person are also to its successors and/or permitted assigns, if any. All exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, lawful currency of the United States.

Definitions.

“1933 Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Affiliate” means, as to any specified entity, any other entity that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified entity. For purposes of this definition, “control” of an entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether by contract or otherwise. Notwithstanding anything herein to the contrary, for the purposes of this Agreement, MPLX and its subsidiaries (including Operations and Holdings) shall be deemed not to be “Affiliates” of MPLI, Logistics or any of their other Affiliates.

“Agreement” has the meaning set forth in the preamble.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 14.1.

“Commercially Reasonable Efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume obligations other than expenditures and obligations which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the contemplated transactions.

“Common Unit” means the fractional part of the limited partnership interests of MPLX having the rights and obligations attributable to Common Units as set forth in the MPLX Partnership Agreement.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of MPLX GP LLC, the general partner of MPLX, the sole member of Operations.

“Effective Date” has the meaning set forth in the preamble.

“Financial Advisor” means Evercore Group L.L.C., the financial advisor to the Conflicts Committee

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government, to the extent that such entity or organization is acting in a commercial capacity.

“Holdings” has the meaning set forth in the recitals.

“Holdings Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of MPLX Pipe Line Holdings LP dated October 31, 2012.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 4.4.

“Indemnifying Party” has the meaning set forth in Section 4.4.

“Logistics” has the meaning set forth in the preamble.

“Logistics Interests” has the meaning set forth in the recitals.

“Loss” has the meaning set forth in Section 4.1.

“MPLI” has the meaning set forth in the preamble.

“MPLI Indemnitees” has the meaning set forth in Section 4.2(a).

“MPLI Interests” has the meaning set forth in the recitals.

“MPLX” has the meaning set forth in the preamble.

“MPLX Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MPLX LP dated October 31, 2012.

“Mediation Notice” has the meaning set forth in Section 15.5(b).

“Operations” has the meaning set forth in the preamble.

“Operations Indemnitees” has the meaning set forth in Section 4.1(a).

“Outside Date” has the meaning set forth in Section 12.1(d).

“Party” has the meaning set forth in the preamble.

“Purchase Price” has the meaning set forth in Section 2.2.

“Tax” means (i) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, escheat, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease, or other taxes or other charges imposed by or on behalf or payable to any Governmental Authority, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed) and (ii) any transferee or other secondary or non-primary liability or other obligations with respect to any item in clause (i) above, whether such liability or obligation arises by assumption, operation of law, contract, indemnity, guarantee, as a successor or otherwise).

“Third Party Claim” has the meaning set forth in Exhibit 1.

Exhibit 1

(a) If any third party institutes any legal proceedings or asserts any claim or demand in respect of which indemnification is available under Section 4.1 or Section 4.2 of this Agreement, as applicable (a “Third Party Claim”), the Indemnified Party shall promptly give written notice of the assertion of the Third Party Claim to the Indemnifying Party; provided, however, failure of the Indemnified Party to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect to such claim, except to the extent the Indemnifying Party is prejudiced by such failure.

(b) Subject to the provisions of this Exhibit 1, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses with respect to which it is subject to an indemnification obligation under this Agreement; provided that, in order to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, the Indemnifying Party must first acknowledge in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party under this Agreement and provide to the Indemnified Party reasonable evidence that the Indemnifying Party has reasonably sufficient financial resources to enable it to fulfill its obligations under Article 4 and this Exhibit 1. Notwithstanding the immediately preceding sentence, the Indemnifying Party shall not have the right to defend against, negotiate, settle or otherwise deal with any Third Party Claim:

(i) if the Indemnified Party reasonably and in good faith believes that the Third Party Claim would reasonably be likely to be materially detrimental to the reputation, customer or supplier relations or future business prospects of the Indemnified Party or any of its Affiliates;

(ii) unless the Third Party Claim is solely for monetary damages (except where any non-monetary relief being sought is merely incidental to a primary claim for monetary damages);

(iii) if the Third Party Claim involves criminal allegations; or

(iv) if the Indemnifying Party fails to prosecute or defend, actively and diligently, the Third Party Claim.

(c) If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within five days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, fails to notify the Indemnified Party of its election as provided in this Agreement, or contests its obligation to indemnify the Indemnified Party for Losses relating to such Third Party Claim under this Agreement, then the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. Each party shall provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any Third Party Claim; provided, however, nothing in this Agreement shall require any party to disclose any documents, materials or other information that is subject to attorney-client privilege. Notwithstanding anything in this Exhibit 1 to the contrary, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the written consent of the Indemnified Party if such settlement (i) would create any liability of the Indemnified Party for which the Indemnified Party is not entitled to indemnification under this Agreement, (ii) would provide for any injunctive relief or other non-monetary obligation affecting the Indemnified Party, or (iii) does not include an unconditional release of the Indemnified Party from all liability in respect of the Third Party Claim.

(d) After any final decision, judgment or award is rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement is consummated, or the Indemnified Party and the Indemnifying Party have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter, and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five business days after the date of such notice.

Exhibit 2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Agreement”) is entered into as of [            ], 2014, (the “Effective Date”) by and between MPL Investment LLC, a Delaware limited liability company (“MPLI”), and MPLX Operations LLC, a Delaware limited liability company (“Operations”), pursuant to that certain Partnership Interests Purchase and Contribution Agreement, dated [            ], 2014, to which MPLI and Operations are parties (the “Purchase Agreement”). Capitalized terms used and not defined herein have the meanings given to such terms in the Purchase Agreement.

In accordance with Section 2.1 of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, MPLI hereby sells, assigns, transfers, conveys and delivers the MPLI Interests to Operations, free and clear of all liens, and Operations hereby unconditionally and absolutely purchases, acquires, accepts and assumes from MPLI the MPLI Interests.

To have and to hold the MPLI Interests unto Operations, its successors and assigns, forever.

Notwithstanding anything herein to the contrary, nothing herein shall in any way vary the covenants, agreements, representations and warranties of any of the parties set forth in the Purchase Agreement. If there is a conflict between the provisions of the Purchase Agreement and the provisions of this Agreement, the provisions of the Purchase Agreement shall control.

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by MPLI, Operations and their respective successors and assigns. This Agreement may not be amended except by an instrument in writing authorized and signed by MPLI and Operations.

In witness whereof, the parties have executed this Agreement as of the Effective Date.

MPL Investment LLC	MPLX Operations LLC

By:	By:
Name:	Name:
Title:	Title:

Exhibit 3

CONTRIBUTION AND ASSUMPTION AGREEMENT

This Contribution and Assumption Agreement (“Agreement”) is entered into as of [            ], 2014, (the “Effective Date”) by and between MPLX Logistics Holdings LLC, a Delaware limited company (“Logistics”) and MPLX LP, a Delaware limited partnership (“MPLX”), pursuant to that certain Partnership Interests Purchase and Contribution Agreement, dated [            ], 2014, to which Logistics and MPLX are parties (the “Purchase Agreement”). Capitalized terms used and not defined herein have the meanings given to such terms in the Purchase Agreement.

In accordance with Section 3.1 of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Logistics hereby contributes, assigns, transfers, conveys and delivers the Logistics Interests to MPLX, free and clear of all liens, and MPLX hereby unconditionally and absolutely acquires, accepts and assumes from Logistics the Logistics Interests.

To have and to hold the Logistics Interests unto MPLX, its successors and assigns, forever.

Notwithstanding anything herein to the contrary, nothing herein shall in any way vary the covenants, agreements, representations and warranties of any of the parties set forth in the Purchase Agreement. If there is a conflict between the provisions of the Purchase Agreement and the provisions of this Agreement, the provisions of the Purchase Agreement shall control.

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Logistics, MPLX and their respective successors and assigns. This Agreement may not be amended except by an instrument in writing authorized and signed by Logistics and MPLX.

In witness whereof, the parties have executed this Agreement as of the Effective Date.

MPLX Logistics Holdings LLC	MPLX LP
	By:	MPLX GP LLC, its General Partner

By:	By:
Name:	Name:
Title:	Title: